Exhibit 1.1

EXECUTION COPY

The Walt Disney Company

(a Delaware corporation)

Fixed Rate
Medium-Term Notes, Series E

TERMS AGREEMENT

May 18, 2011

The Walt Disney Company
500 South Buena Vista Street
Burbank, California  91521

Attention:  Legal Department

Re:          Distribution Agreement dated December 8, 2010

Reference is made to the Distribution Agreement dated December 8, 2010, which is incorporated herein by reference.  The several underwriters named below (the “Underwriters”) severally agree to purchase the following respective principal amounts of Medium-Term Notes, Series E, entitled 3.750% Global Notes due 2021 (the “Notes”) set forth opposite their names:

Citigroup Global Markets Inc.	$141,667,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	141,667,000
RBS Securities Inc.	141,666,000
Mizuho Securities USA Inc.	16,667,000
SunTrust Robinson Humphrey, Inc.	16,667,000
Wells Fargo Securities, LLC	16,666,000
Blaylock Robert Van, LLC	6,250,000
CastleOak Securities, L.P.	6,250,000
Samuel A. Ramirez & Company, Inc.	6,250,000
The Williams Capital Group, L.P.	6,250,000
Total	$500,000,000

Stated Maturity Date:	June 1, 2021

Original Issue Date:	May 23, 2011

Trade Date:	May 18, 2011

Public Offering Price:	99.933%, plus accrued interest, if any,

Discount or Commission:	0.450%

Price Payable to the Company by the Underwriters:	99.483%

Applicable Time:	3:30 p.m. (New York City time) on May 18, 2011

Settlement Date and Time:	May 23, 2011 at 7 a.m. Pacific Time

Additional Terms:

Interest Rate:	3.750% per annum, accruing from May 23, 2011

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2011

Day Count Convention:	30/360

Denominations:	U.S. $2,000 or any integral multiple of U.S. $1,000 in excess of U.S. $2,000

The Notes shall have the further terms set forth in Schedule II hereto.

The certificate referred to in Section 6(a) of the Distribution Agreement and the opinions referred to in Section 6(b) of the Distribution Agreement will not be required.  The reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the issuance and sale of the Notes will be paid by the Underwriters.  On the Settlement Date, The Walt Disney Company (the “Company”) shall deliver to the Underwriters a letter, dated the Original Issue Date referred to above and substantially in the form of Schedule I hereto.

Default by One or More of the Underwriters:  If one or more of the Underwriters shall fail at the Original Issue Date to purchase the Notes which it or they are obligated to purchase under this Terms Agreement (the “Defaulted Notes”), Representatives (as defined on the signature pages hereof) shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters satisfactory to the Company, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a)           if the aggregate principal amount of the Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the respective proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)           if the aggregate principal amount of the Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Terms Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this provision shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Terms Agreement, the Representatives or the Company shall have the right to postpone the Original Issue Date for a period not exceeding seven days in order to effect any required changes in the pricing supplement dated May 18, 2011 relating to the Notes or in any other documents or arrangements.

European Economic Area:  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated hereby as completed by the final terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

(a)           at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)           at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)           at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) to (c) above shall require that the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom:  Each Underwriter severally represents and agrees that:

•                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21  or the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Each Underwriter severally represents to and agrees with the Company that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the pricing supplement and accompanying prospectus supplement and prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof.

Without prejudice to the other provisions of this Terms Agreement and the Distribution Agreement, and except for registration under the Securities Act of 1933, as amended, and compliance with the rules and regulations of the Securities and Exchange Commission thereunder, the Company shall not have any responsibility for, and each Underwriter severally agrees with the Company that such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Notes under the laws and regulations in force in any foreign jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Notes.

THIS TERMS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES CREATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAW RULE 327(b).

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Underwriters a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Company and the Underwriters in accordance with its terms.

Very truly yours,

Citigroup Global Markets Inc.

By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:	/s/ James Probert
Name: James Probert
Title: Managing Director

RBS Securities Inc.

By:	/s/ Thomas Bausano
Name: Thomas Bausano
Title: Managing Director

For themselves and as Representatives (the “Representatives”) of the other Underwriters named herein

Accepted and agreed:

THE WALT DISNEY COMPANY

By:	/s/ Jonathan S. Headley
Name: Jonathan S. Headley
Title: Senior Vice President, Corporate Finance and Assistant Treasurer

May 18, 2011

SCHEDULE I

May 23, 2011

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

RBS Securities Inc.

As Representatives of the several Underwriters

Gentlemen:

I am Managing Vice President-Counsel of The Walt Disney Company, a Delaware corporation (“Disney”), and have acted as such in connection with the issuance and sale by Disney of Medium-Term Notes, Series E, entitled 3.750% Global Notes due 2021 (the “Notes”) pursuant to the Terms Agreement, dated May 18, 2011 (the “Terms Agreement”), between Disney and each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”).

This letter is being furnished to you pursuant to the Terms Agreement.

In connection with this letter, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for this letter, including (a) the Registration Statement on Form S-3 (Registration No. 333-171048), filed with the Securities and Exchange Commission (the “Commission”) on December 8, 2010 (such Registration Statement (including the documents incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus (as defined below) pursuant to Item 12 of Form S-3 under the 1933 Act (the “Incorporated Documents”)) being hereinafter referred to collectively as the “Registration Statement”), pertaining to Disney’s debt securities and other securities, (b) the Prospectus, dated December 8, 2010 (the “Base Prospectus”), the accompanying Prospectus Supplement, dated December 8, 2010 (the “Prospectus Supplement”) and Pricing Supplement, dated May 18, 2011, relating to the Notes, each of which were filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the 1933 Act (such Base Prospectus (including the Incorporated Documents), Prospectus Supplement and Pricing Supplement being hereinafter referred to collectively as the “Prospectus”), (c) executed copy of the Terms Agreement and (d) the Pricing Term Sheet attached as Schedule II to the Terms Agreement (“Term Sheet”).

I have made such inquiry of such officers of Disney and its subsidiaries and counsel for Disney and examined such corporate records, certificates of officers of Disney, officers of Disney’s subsidiaries and of public officials and such other documents and such questions of law and fact as I have considered necessary or appropriate for the purposes of this letter.  In connection with my participation in the preparation of the Registration Statement, Prospectus and the Term Sheet, I have not verified, independently, nor do I pass upon or assume any responsibility for, explicitly or implicitly, the accuracy, completeness or fairness of the statements contained therein.

Based upon and subject to the foregoing, nothing has come to my attention that leads me to believe that (a) the Registration Statement at the time such Registration Statement became effective contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Pricing Disclosure Package, at the Applicable Time specified in the Terms Agreement, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) the Prospectus, as of the date of the Terms Agreement or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, I express no opinion with respect to the financial statements, schedules and other financial data included or incorporated by reference therein or excluded therefrom or the exhibits to the Registration Statement, including the Trustee’s Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended.  As used in this paragraph, “Pricing Disclosure Package” means the Base Prospectus (including the Incorporated Documents), and the accompanying Prospectus Supplement together with the Term Sheet.

This letter is rendered to you and the Underwriters, in their capacity as Underwriters, in connection with the offering and sale of the Notes, and this letter may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person without my prior express written permission.

Very truly yours,

SCHEDULE II

Filed Pursuant to Rule 433

Registration No. 333-171048

Pricing Term Sheet

May 18, 2011

The Walt Disney Company
3.750% Global Notes Due 2021

This free writing prospectus relates only to the securities described below and should be read together with The Walt Disney Company’s prospectus supplement dated December 8, 2010 (the “Prospectus Supplement”), the accompanying prospectus dated December 8, 2010 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	The Walt Disney Company (the “Company”)

Title of Securities:	3.750% Global Notes Due 2021 (the “Notes”)

Trade Date:	May 18, 2011

Settlement Date (T+3):	May 23, 2011

Maturity Date:	June 1, 2021

Aggregate Principal Amount Offered:	$500,000,000.00

Price to Public (Issue Price):	99.933% plus accrued interest, if any, from May 23, 2011

Interest Rate:	3.750% per annum, accruing from May 23, 2011

Interest Payment Dates:	Semi-annually on each June 1 and December 1, commencing on December 1, 2011

Regular Record Dates:	May 15 or November 15, as the case may be, immediately preceding the applicable interest payment date.

Proceeds to the Company:	$497,415,000 (after deducting the underwriting discounts and commissions but before deducting offering expenses payable by the Company).

Underwriting Discounts and Commissions:	0.450%

CUSIP No.:	25468PCL8

ISIN No.:	US25468PCL85

Make-Whole Redemption:

The Notes may be redeemed, in whole or in part, at the option of the Company, at any time or from time to time prior to stated maturity, at a redemption price equal to the greater of the following amounts:

(1) 100% of the principal amount of the Notes to be redeemed; or

(2) as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of any payments of interest accrued to the applicable redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 10 basis points, plus, in the case of both clauses (1) and (2) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to such redemption date.

Notwithstanding the foregoing, installments of interest that are due and payable on an interest payment date falling on or prior to the redemption date of any Note will be payable to the registered holder of such Note (or one or more predecessor Notes) of record at the close of business on the relevant regular record date, all as provided in the indenture (as defined in the Prospectus Supplement).

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date. As used in the preceding sentence and in the definition of “Reference Treasury Dealer Quotation” below, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

“Comparable Treasury Issue” means, with respect to any redemption date for the Notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (i) the average of five Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all of those quotations, or (iii) if the Independent Investment Banker obtains only one such Reference Treasury Dealer Quotation, such quotation.

“Independent Investment Banker” means one of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or RBS Securities Inc. and their respective successors appointed by the Company to act as the Independent Investment Banker, from time to time, or if any such firm is unwilling or unable to serve in that capacity, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means, with respect to any redemption date for the Notes, (i) Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc. and their respective successors; provided that, if any such firm ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute

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another Primary Treasury Dealer; and (ii) up to two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. If fewer than all of the Notes and all Additional Notes (as defined in the Prospectus Supplement), if any, with the same stated maturity and interest rate as the Notes are to be redeemed at any time, selection of such Notes and Additional Notes, if any, for redemption will be made by the trustee (as defined in the Prospectus Supplement) by such method as the trustee shall deem fair and appropriate.

Unless the Company defaults in payment of the redemption price, interest on each Note or portion thereof called for redemption will cease to accrue on the applicable redemption date.

Additional Amounts:	The provisions described in the Prospectus Supplement under the caption “Description of the Notes — Payment of Additional Amounts” will apply to the Notes.

Tax Redemption:

The Notes are redeemable at the Company’s option at 100% of the principal amount of the Notes plus accrued and unpaid interest to the redemption date on the other terms and subject to the conditions described in the Prospectus Supplement under the caption “Description of the Notes — Redemption for Tax Purposes.” Notwithstanding the foregoing, installments of interest that are due and payable on an interest payment date falling on or prior to the redemption date of any Note will be payable to the registered holder of such Note (or one or more predecessor Notes) of record at the close of business on the relevant regular record date, all as provided in the indenture.

Form of Notes:

The Notes will be issued in the form of one or more global Notes in book-entry form and will be delivered to investors through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment.

Currency:	The Notes will be denominated and payable in U.S. dollars.

Other:

The Notes will not be entitled to the benefit of any sinking fund and the Company will not be required to repurchase Notes at the option of the holders. The Notes are “fixed rate notes” as defined in the Prospectus Supplement.

Material United States Federal Tax Considerations:

For a discussion of certain material United States federal tax considerations related to the acquisition, ownership and disposition of the Notes please see “Material United States Federal Tax Considerations” in the Prospectus Supplement, as supplemented by the discussion in the immediately following

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paragraphs captioned “Scheduled Increase in Backup Withholding Rates” and “Medicare Tax on Net Investment Income”.

Scheduled Increase in Backup Withholding Rates

The backup withholding rate is currently 28% and is scheduled to increase to 31% for payments on the Notes (including gross proceeds from a sale of the Notes) that are subject to backup withholding and are made after December 31, 2012.  As of December 8, 2010, the date of the Prospectus Supplement, the 31% backup withholding rate was scheduled to apply to payments made after December 31, 2010.  However, legislation was enacted after December 8, 2010 that postponed the scheduled increase in the backup withholding rate for two years such that the 28% rate will continue to apply to payments made on or before December 31, 2012.

Medicare Tax on Net Investment Income

For taxable years beginning after December 31, 2012, a United States Holder (as defined in the Prospectus Supplement) that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the United States Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A United States Holder’s net investment income generally will include its interest income on the Notes and its net gains from the disposition of the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a United States Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Joint Bookrunning Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBS Securities Inc.

Co-Managers:	Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC

Junior Co-Managers:	Blaylock Robert Van, LLC
CastleOak Securities, L.P.
Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

The joint bookrunning managers, co-managers and junior co-managers (collectively, the “underwriters”) named above are, severally and not jointly, purchasing the Notes from the Company as principal.  The several obligations of the underwriters to purchase the Notes are subject to conditions and they are obligated to purchase all of the Notes if any are purchased.

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European Economic Area.   In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has severally represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated hereby as completed by the final terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

(a)                                  at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                                 at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of joint bookrunning managers named above for any such offer; or

(c)                                  at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) to (c) above shall require that the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The information under this caption “European Economic Area” supersedes and replaces the information in the Prospectus Supplement under the caption “Plan of Distribution— European Economic Area.”

The issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting Citigroup Global Markets Inc. by telephone (toll free) at 1-877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated (toll free) at 1-800-294-1322 or RBS Securities Inc. by telephone (toll-free) at 1-866-884-2071.

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